Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

M. SAEED KHARAZMI

and

NUGENE INTERNATIONAL, INC.

22 September 2016

EXECUTIVE EMPLOYMENT AGREEMENT

I

PARTIES

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of the 22nd day of September, 2016 (the “Effective Date”), by and between M. SAEED KHARAZMI, a California corporation (“Kharazmi”); and, NUGENE INTERNATIONAL, INC., a Nevada corporation (“NuGene”). Kharazmi and NuGene are sometimes referred to collectively herein as the “Parties”, and each individually as a “Party”.

II

RECITALS

A.           NuGene desires assurance of the continued association and services of Kharazmi in order to retain his experience, skills, abilities, background, and knowledge, and it desires to continue to have Kharazmi serve as NuGene’s chief medical officer (“CMO”) and as the Vice-Chairman of NuGene’s Board of Directors (the “Board”) on the terms and conditions set forth herein.

B.           Kharazmi desires to continue to serve as the CMO and the Vice-Chairman of the Board of NuGene, and is willing to accept such continued service on the terms and conditions set forth in this Agreement.

C.           NuGene and Kharazmi desire to, among other things, provide for benefits payable to Kharazmi upon certain events and reflect the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the benefits that may be provided to Kharazmi hereunder..

D.           NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

III

APPOINTMENT

3.1          Position and Duties. NuGene hereby appoints Kharazmi to serve as the CMO and the Vice-Chairman of the Board. As the CMO, Kharazmi shall oversee all aspects of NuGene’s products from a medical perspective. As Vice-Chairman of the Board, Kharazmi shall perform all functions of the Chairman of the Board when the Chairman is unable or unavailable to act, and shall perform all duties and functions required of all other members of the Board.

3.2          Policies and Practices. The appointment of Kharazmi hereunder shall be further governed by the policies and practices established from time to time by the Board. In the event of any inconsistencies or conflict between this Agreement and such policies and practices, the terms and conditions of this Agreement shall control.

3.3          Location. Kharazmi will perform his duties at NuGene’s main production facility, as well as remotely when possible to effectively discharge his duties as the CMO. As CMO and Vice-Chairman, Kharazmi shall attend and participate in meetings via teleconference, videoconference, or in person, and will consult with other members of the Board regularly and as necessary via telephone, electronic mail, or other forms of correspondence.

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3.4          Loyal and Conscientious Performance. Kharazmi will devote that amount of time reasonably necessary to effectively perform his duties hereunder, and will not take any action that would directly or indirectly promote any competitor or impair the interests of NuGene. Subject to the foregoing, Kharazmi may engage in other business or charitable activities to the extent that they do not interfere or create a conflict with his contractual obligations hereunder and the fiduciary obligations of as a member of the Board. Kharazmi agrees that Kharazmi does not presently perform, and will not perform during the Term, consulting or other services for companies whose businesses are or would be, in any material way, competitive with NuGene.

IV

TERM AND TERMINATION

4.1          Term.

4.1.1.          Initial Term. The Term of this Agreement shall commence on the 22nd day of September, 2016, and shall continue for a period of thirty-six (36) months, unless sooner terminated as provided for herein (the “Initial Term”).

4.1.1.          Renewal Term. This Agreement shall remain in full force and effect and shall renew for an additional thirty-six (36) month period (referred to as a “Renewal Term”), provided that neither Party at least ninety (90) days prior to the end of Initial Term gives written notice to the other of its intent to have the Agreement not remain in full force and effect for the Renewal Term.

4.1.2.          Term Defined. For purposes of this Agreement, the word “Term” shall specifically include the Initial Term and the Renewal Term hereunder.

4.2          Resignation by Kharazmi. Kharazmi may terminate this Agreement and resign from all positions with NuGene at any time, for any reason or no reason, with or without Cause, by providing the Board 30-days advance written notice. Thereafter, all obligations of NuGene and Kharazmi under this Agreement shall cease except that Kharazmi will be entitled to all compensation earned through the effective date of his resignation as well as any separation compensation and benefits provided in Articles V and VI, below, as applicable.

4.3          No Removal by the Board Without Cause. The Board may remove Kharazmi from any or all of his positions with NuGene only for Cause and for no other reason. Any attempt by the Board to remove Kharazmi other than Cause shall be null and void and all obligations of the Parties hereunder shall remain in full force and effect.

4.4          Removal by the Board for Cause. The Board may terminate this Agreement and remove Kharazmi at any time for Cause upon 30-days prior written notice to Kharazmi explaining the Cause, provided that Kharazmi does not cease the conduct constituting Cause prior to the expiration of such thirty 30-day period. Thereafter, all obligations of NuGene and Kharazmi under this Agreement shall cease except that Kharazmi will be entitled to all compensation earned through the effective date of his removal for Cause as well as any separation compensation and benefits provided in Articles V and VI, below, as applicable.

4.5          Removal Due to Death or Complete Disability. If Kharazmi dies or suffers a Complete Disability (as defined below) during the Term, Kharazmi’s services hereunder shall automatically terminate upon such death or Complete Disability. Thereafter, all obligations of NuGene under this Agreement shall cease except that Kharazmi or Kharazmi’s heirs will be entitled to all compensation earned through the effective date of resignation as well as any separation compensation and benefits provided in Articles V and VI, below, as applicable.

4.6          Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

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4.6.1.         Cause. “Cause” shall mean that one or more of the following has occurred: (i) Kharazmi has been convicted for, or entered a plea of guilty or nolo contendere to, a felony crime involving fraud, dishonesty, or violence (under the laws of the United States or any relevant state, in the circumstances, thereof); (ii) Kharazmi has intentionally or willfully engaged in material acts of fraud, dishonesty, or gross misconduct that have a material adverse effect on NuGene; (iii) the willful failure or refusal of Kharazmi to carry out the lawful directions of the Board (determined by a majority of the then serving directors other than Kharazmi) or the duties assigned to Kharazmi by the Board, which are not otherwise inconsistent with this Agreement; (iv) any material violation by Kharazmi of any written policy applicable to Kharazmi; or, (v) any material breach by Kharazmi of any provision of this Agreement or any other Agreement between NuGene and Kharazmi. However, notwithstanding the foregoing, the termination of Kharazmi’s services shall be subject to the 30-day period referenced in Section 4.4, above, to correct the breach or failure or refusal. During this 30-day notice period, Kharazmi will be afforded the opportunity to make a presentation to the Board regarding the matters referred to in the notice.

4.6.2.          Complete Disability. “Complete Disability” shall mean the inability of Kharazmi to perform his duties under this Agreement because Kharazmi has become permanently disabled within the meaning of any policy of disability income insurance covering employees of NuGene then in force. In the event NuGene has no policy of disability income insurance covering employees of NuGene in force when Kharazmi becomes disabled, the term Complete Disability shall mean the inability of Kharazmi to perform his duties under this Agreement by reason of any incapacity, physical or mental, which the Board (based on a majority vote of the directors then serving other than Kharazmi), based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Kharazmi from satisfactorily performing Kharazmi’s usual services for NuGene for a period of at least one hundred twenty (120) consecutive days during any 12-month period.

V

COMPENSATION

5.1          Base Compensation. During and throughout the Term NuGene shall pay Kharazmi Ten Thousand Dollars ($10,000) per month (the “Base Compensation”), payable in accordance with NuGene’s policy for payments to its employees.

5.2          Annual Discretionary Bonuses. In addition to the Base Compensation, Kharazmi will be eligible to receive annual and periodic bonuses in such amounts and upon such terms as may be determined from time to time by the Board.

5.3          Reductions to Base Compensation. The Base Compensation may be reduced only by mutual written agreement of Kharazmi and NuGene.

5.4          Withholding Taxes. It is the express intent of the Parties, and Kharazmi understands and agrees, that Kharazmi is an independent contractor and not an employee of NuGene. As a result, NuGene will not make deductions for taxes from any amounts payable to Kharazmi as a result of his services to NuGene or as a result of the vesting or settlement of any equity-based awards (except as otherwise required by applicable law or regulation). Any taxes imposed on Kharazmi due to his services to NuGene (including upon the issuance, vesting and settlement of any equity-based awards) will be the sole responsibility of Kharazmi.

5.5          Stock Awards.

5.5.1.          Restricted Stock Unit Grant. As an inducement to Kharazmi’s agreement to serve hereunder, Kharazmi will be granted an award consisting of two million (2,000,000) Restricted Stock Units. The terms and conditions for the Restricted Stock Units are contained in the Restricted Stock Units Agreement executed concurrently with this Agreement.

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5.5.2.          Warrants. As a further inducement to Kharazmi’s agreement to serve hereunder, Kharazmi will be granted Warrants to acquire the common stock of NuGene. The terms and conditions for the Warrants are contained in the Warrant Agreement executed concurrently with this Agreement.

5.5.3.          Additional Stock Awards. In addition, NuGene may grant Kharazmi additional stock awards at such times and on such terms as may be decided from time to time by the Board or its Compensation Committee, in its sole discretion.

5.6          Expenses.

5.6.1.          Ordinary Business Expenses. Kharazmi is authorized to incur reasonable expenses in the conduct of his services to NuGene as CMO, including expenses for meals, travel, and other similar items. NuGene shall prepay or reimburse Kharazmi for all such expenses.

5.6.2.          Expense Prepayment and Reimbursement Procedures. All prepayments and reimbursements of Kharazmi’s expenses pursuant to this Section 5.6 are subject to Kharazmi’s provision of invoices, an itemized accounting, or other appropriate documentation evidencing such expenses no later than three (3) months following the date such expenses were incurred. Any reimbursement payment shall be made by NuGene as soon as practicable following its receipt of such documentation, but in no event later than the end of Kharazmi’s taxable year following the year in which Kharazmi incurred such expenses.

5.7          Indemnification. NuGene shall indemnify Kharazmi to the fullest extent permitted by NuGene’s Bylaws and applicable Nevada law. The Parties further agree that all liabilities incurred by Kharazmi in his capacity as CMO or Vice-Chairman shall be incurred for the account of NuGene, and Kharazmi shall not be personally liable therefore. Kharazmi shall not be liable to NuGene, or any of its respective subsidiaries, affiliates, employees, officers, directors, agents, representatives, successors, assigns, stockholders, and their respective subsidiaries and affiliates, and NuGene shall, and hereby agrees to, indemnify, defend and hold Kharazmi harmless from and against any and all damages and/or loss or liability (including, without limitation, all cost of defense thereof), for any acts or omissions in the performance of service under and within the scope of this Agreement on the part of Kharazmi, other than for acts which are deemed to be grossly negligent or criminal in nature.

5.8          Insurance. As soon as practicable, NuGene shall maintain an insurance policy or policies providing officers and directors’ liability insurance and shall include Kharazmi as an insured under the officers and directors liability insurance policy, with coverage to be in an amount determined by the Board. Said coverage shall also specifically encompass all prior acts regarding NuGene and shall provide coverage to Kharazmi after termination of this Agreement for all time periods prior to termination of the Agreement. This Section 5.8 shall expressly survive the termination of this Agreement.

VI

CHANGE OF CONTROL TERMINATION BENEFITS

6.1          Change of Control Benefits. In the event that within twelve (12) months following a Change of Control either: (i) Kharazmi is removed from any of his positions with NuGene without Cause; or, (ii)  Kharazmi resigns any of his positions with NuGene, then NuGene shall provide Kharazmi with a single lump sum payment equal to the greater of (i) the amount of Base Compensation remaining over the remainder of the Term (limited to the Initial Term or the Renewal Term, as applicable); or, two hundred percent (200%) of the annual Base Compensation then in effect, to be paid within thirty (30) days after the Change in Control.

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 6.2          Change of Control Defined. “Change of Control” means the occurrence of any of the following events: (i) the closing of the sale, transfer or other disposition of all or substantially all of NuGene’s assets or the exclusive license of substantially all of the intellectual property of NuGene material to the business of NuGene resulting in NuGene being unable to continue its business as in effect prior to such license; provided, however, that a mortgage, pledge or grant of a security interest to a bona fide lender shall not by itself constitute a Change of Control; (ii) the consummation of a merger or consolidation of NuGene with or into another entity in which the stockholders of NuGene exchange their shares of capital stock of NuGene for cash, stock, property, or other consideration (except one in which the stockholders of NuGene as constituted immediately prior to such transaction continue to hold after the transaction at least 50% of the voting power of the capital stock of NuGene or the surviving or acquiring entity or parent entity of the surviving or acquiring entity); (iii) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”) (other than (a) a trustee or other fiduciary holding securities under an employee benefit plan of NuGene, (b) a corporation owned, directly or indirectly, by the stockholders of NuGene in substantially the same proportions as their ownership of stock of NuGene or (c) any current beneficial stockholder or group, as defined by Rule 13d-5 of the Exchange Act, including the heirs, assigns and successors thereof, of beneficial ownership, within the meaning of Rule 13d 3 of the Exchange Act, of securities possessing more than 20% of the total combined voting power of NuGene’s outstanding securities) hereafter becomes the “beneficial owner,” as defined in Rule 13d 3 of the Exchange Act, directly or indirectly, of securities of NuGene representing 35% or more of the total combined voting power represented by NuGene’s then outstanding voting securities; or, (iv) individuals who, as of sixty (60) days after the Effective Date of this Agreement are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that a transaction under clauses (ii) or (iii) above shall not constitute a Change of Control: (A) if its primary purpose is to change the state of NuGene’s incorporation, (B) if its primary purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held NuGene’s securities immediately prior to such transaction, or (C) if it is a bona fide equity financing in which NuGene is the surviving corporation.

VII

TAX TREATMENT

7.1          Certain Payments. Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or benefit (within the meaning of Section 280G(b)(2) of the Code) to Kharazmi or for Kharazmi’s benefit, paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, Kharazmi’s services to NuGene or a Change of Control (a “Payment” or “Payments”), would be subject to the excise tax imposed under Code Section 4999, or any interest or penalties are incurred by Kharazmi with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Payments would result in Kharazmi retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Kharazmi received all of the Payments (any such reduced amount is hereinafter referred to as the “Limited Payment Amount”). NuGene shall reduce or eliminate the Payments by (i) first reducing or eliminating those payments which are payable in cash; and, then (ii) by reducing or eliminating acceleration of stock options, in reverse order beginning with the options that but for the acceleration would have vested the farthest in time from the Determination (as defined below).

7.2          Determination. An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount and the amount of such Limited Payment Amount shall be made, at NuGene’s expense, by the accounting firm that is NuGene’s independent accounting firm as of the date of the Change of Control (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to NuGene and Kharazmi within five (5) days of the termination date, if applicable, or such other time as requested by NuGene or by Kharazmi (provided Kharazmi reasonably believes that any of the Payments may be subject to the Excise Tax) and, if the Accounting Firm determines that no Excise Tax is payable by Kharazmi with respect to a Payment or Payments, it shall furnish Kharazmi with an opinion reasonably acceptable to Kharazmi that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to Kharazmi, Kharazmi shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon NuGene and Kharazmi, subject to the application of Section 7.3 below.

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7.3          Excess Payments and Underpayments. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments actually made to, or provided for the benefit of, Kharazmi either will be greater (an “Excess Payment”) or less (an “Underpayment”) than the proper Limited Payment Amount provided for in Section 7.1, above.

7.3.1.          Excess Payment. If it is established, pursuant to a final and conclusive determination of a court or the Internal Revenue Service (the “IRS”) that an Excess Payment has been made, Kharazmi must repay such Excess Payment to NuGene; provided, that no Excess Payment will be repaid by Kharazmi to NuGene unless, and only to the extent that, the repayment would either reduce the amount on which Kharazmi is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.

7.3.2.          Underpayment. In the event that it is determined by (i) the Accounting Firm, NuGene (which shall include the position taken by NuGene, or together with its consolidated group, on its federal income tax return) or the IRS, or (ii) pursuant to a determination by a court, or (iii) upon the resolution to Kharazmi’s satisfaction of the Dispute, that an Underpayment has occurred, NuGene shall pay an amount equal to the Underpayment to Kharazmi within ten (10) days of such determination or resolution, together with interest on such amount at the applicable federal rate under Code Section 7872(f)(2) from the date such amount would have been paid to Kharazmi until the date of payment.

7.4          Code Section 409A.

7.4.1.          Severance Benefits. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder or any state law of similar effect (collectively “Section 409A”) and that are not exempt from Section 409A shall not commence in connection with Kharazmi’s termination of employment unless and until Kharazmi has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”). For purposes of Section 409A, each payment provided in Article VI, above, will be treated as a separate payment.

7.4.2.          Exemptions. For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4) [short-term deferral], 1.409A-1(b)(5) [stock options] and 1.409A-1(b)(9) [separation pay]. However, if NuGene (or, if applicable, the successor entity thereto) determines that a Severance Benefit constitutes “deferred compensation” under Section 409A and Kharazmi is, on Kharazmi’s Separation From Service, a “specified employee” of NuGene or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code and the Treasury regulations, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payment shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Kharazmi’s Separation From Service; or (ii) the date of Kharazmi’s death (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, NuGene (or the successor entity thereto, as applicable) shall pay to Kharazmi a lump sum amount equal to the Severance Benefit payment that Kharazmi would otherwise have received through the Specified Employee Initial Payment Date if the payment of the Severance Benefits had not been so delayed pursuant to this Section. The Severance Benefits are intended to qualify for an exemption from application of Section 409A or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and this Agreement shall be interpreted accordingly.

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VIII

CONFIDENTIAL INFORMATION AND RELATED COVENANTS

8.1          Trade Secrets Covenants. Kharazmi shall not at any time, whether during or subsequent to the Term, unless specifically consented to in writing by NuGene, either directly or indirectly use, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, any confidential information concerning any matters affecting or relating to the business of NuGene, including, but not limited to, the names, buying habits, or practices of any of its customers, its’ marketing methods and related data, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales, costs, lists or other written records used in NuGene’s business, compensation paid to employees and other terms of employment, or any other confidential information of, about or concerning the business of NuGene, its manner of operation, or other confidential data of any kind, nature, or description. The Parties hereby stipulate that as between them, the foregoing matters are important, material, and confidential trade secrets and affect the successful conduct of NuGene’s business and its goodwill, and that any breach of any term of this Section 8.1 is a material breach of this Agreement.

8.2          Customer Accounts Covenants. As used herein, the term “Customer Accounts” shall mean all accounts, clients, customers, and the like of NuGene and its affiliates, subsidiaries, licensees, and business associations, whether now existing or hereafter developed or acquired, including any and all accounts developed or acquired by or through the efforts of Kharazmi. During and through the Term and continuing for a period of thirty-six (36) months immediately following the termination of Kharazmi, Kharazmi shall not directly or indirectly make known to any person, firm, corporation or entity the names or addresses of any of the Customer Accounts or any other information pertaining to them. During this same time period, Kharazmi shall not, directly or indirectly, for Kharazmi or any other person, firm, corporation or entity, divert, take away, call on or solicit, or attempt to divert, take away, call on or solicit, any of the Customer Accounts, including but not limited to those Customer Accounts which Kharazmi called or with whom Kharazmi became acquainted during Kharazmi’s employment with NuGene.

8.3          Employees Covenant. During and through the Term of this Agreement and continuing for a period of thirty-six (36) months immediately following Kharazmi’s termination, Kharazmi shall not, directly or indirectly, cause or induce, or attempt to cause or induce, any employee of NuGene to terminate his or her employment with NuGene, as such employment exists at any time following the execution of this Agreement.

8.4          Books and Records. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records affecting or relating to the business of NuGene which Kharazmi shall prepare, use, construct, observe, possess, or control shall be and remain the sole and exclusive property of NuGene, and shall constitute trade secret information of NuGene. Within five (5) days of the termination of Kharazmi, Kharazmi shall promptly deliver to NuGene all such equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, computer disks and data bases, computer programs and reports, computer software, and all other written, graphic and computer generated or stored records relating to the business of NuGene which are or have been in the possession or under the control of Kharazmi.

8.5          Advertising Waiver. During the Term Kharazmi agrees to permit NuGene and/or its affiliates, and persons or other organizations authorized by the NuGene and/or its affiliates, to use, publish, and distribute advertising or sales promotional literature concerning the products and/or services of NuGene and/or its affiliates, or the machinery and equipment used in the provision thereof, in which Kharazmi’s name and/or pictures of Kharazmi taken in the course of Kharazmi’s provision of services to the NuGene and/or its affiliates, appear. Kharazmi hereby waives and releases any claim or right Kharazmi may otherwise have arising out of such use, publication, or distribution.

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8.6          Injunctive Relief. Kharazmi acknowledges that if Kharazmi violates any of the provisions of this Article VIII, it will be difficult to determine the amount of damages resulting to NuGene. In addition to any other remedies which it may have, NuGene shall also be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

8.7          Enforcement of Covenants. It is the desire and intent of the Parties that the provisions of this Article VIII shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Article VIII shall be adjudicated to be invalid or unenforceable, this Article VIII shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Article in the particular jurisdiction in which such adjudication is made.

IX

ADDITIONAL PROVISIONS

9.1          Executed Counterparts. This Agreement may be executed in any number of counterparts, all of which when taken together shall be considered one and the same agreement, it being understood that all Parties need not sign the same counterpart. In the event that any signature is delivered by Fax or by E-Mail, such signature shall create a valid and binding obligation of that Party (or on whose behalf such signature is executed) with the same force and effect as an original thereof. Any photographic, photocopy, or similar reproduction copy of this Agreement, with all signatures reproduced on one or more sets of signature pages, shall be considered for all purposes as if it were an executed counterpart of this Agreement.

9.2          Entire Agreement. This Agreement, and all references, documents, or instruments referred to herein, contains the entire agreement and understanding of the Parties in respect to the subject matter contained herein. The Parties have expressly not relied upon any promises, representations, warranties, agreements, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes (i) any and all prior written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter contained herein; and, (ii) any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

9.3          Severability. Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

9.4          Governing Law. This Agreement shall be governed by the laws of the State of California, without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Superior Court of California, County of Orange, shall be the sole jurisdiction and venue for the bringing of such action.

9.5          Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The remedies of the Parties under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

9.6          Waiver. No failure by any Party to insist on the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy on a breach shall constitute a waiver of any such breach or of any other covenant, duty, agreement, or condition.

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9.7          Recovery of Fees by Prevailing Party. In the event of any legal action (including arbitration) to enforce or interpret the provisions of this Agreement, the non-prevailing Party shall pay the reasonable attorneys’ fees and other costs and expenses including expert witness fees of the prevailing Party in such amount as the court shall determine. In addition, such non-prevailing Party shall pay reasonable attorneys’ fees incurred by the prevailing Party in enforcing, or on appeal from, a judgment in favor of the prevailing Party. The preceding sentence is intended by the Parties to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.

9.8          Recitals. The facts recited in Article II, above, are hereby conclusively presumed to be true as between and affecting the Parties.

9.9          Amendment. This Agreement may be amended or modified only by a writing signed by all Parties.

9.10        Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of Kharazmi and Kharazmi’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Kharazmi’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Kharazmi. This Agreement shall be binding upon and inure to the benefit of NuGene and its successors, assigns and legal representatives. As a condition to entering into an acquisition agreement, NuGene will require any acquirer or successor to assume its obligations under this Agreement.

9.11        Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties, and each Party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all Parties, and shall be deemed to have been drafted by all Parties. In the event of a dispute, no Party shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one particular Party.

9.12        Agreement Provisions, Exhibits, and Schedules. When a reference is made in this Agreement to an Article, Section, Subsection, Exhibit, or Schedule, such reference shall be to said item of this Agreement unless otherwise indicated. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set out in full herein.

9.13        Consents, Approvals, and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires consent or approval to be given by a Party, or a Party must or may exercise discretion, the Parties agree that such consent or approval shall not be unreasonably withheld, conditioned, or delayed, and such discretion shall be reasonably exercised. Except as otherwise provided herein, if no response to a consent or request for approval is provided within ten (10) days from the receipt of the request, then the consent or approval shall be presumed to have been given.

9.14        Further Assurances. Each Party agrees (i) to furnish upon request to each other Party such further information; (ii) to execute and deliver to each other Party such other documents; and, (iii) to do such other acts and things, all as another Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions envisioned hereunder. However, this provision shall not require that any additional representations or warranties be made and no Party shall be required to incur any material expense or potential exposure to legal liability pursuant to this Section 9.14.

9.15        Notices.

9.15.1.          Method and Delivery. All notices, requests and demands hereunder shall be in writing and delivered by hand, by Electronic Transmission, by mail, or by recognized commercial over-night delivery service (such as Federal Express or UPS), and shall be deemed given (a) if by hand delivery, upon such delivery; (b) if by Electronic Transmission, upon telephone confirmation of receipt of same; (c) if by mail, forty-eight (48) hours after deposit in the United States mail, first class, registered or certified mail, postage prepaid; or, (d) if by recognized commercial over-night delivery service, upon such delivery.

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9.15.2.          Consent to Electronic Transmission. Each Party hereby expressly consents to the use of Electronic Transmission for communications and notices under this Agreement. For purposes of this Agreement, “Electronic Transmission” means a communication (i) delivered by Fax or E-Mail when directed to the Fax number or E-Mail address, respectively, for that recipient on record with the sending Party; and, (ii) that creates a record that is capable of retention, retrieval, and review, and that may thereafter be rendered into clearly legible tangible form.

9.15.3.          Address Changes. Any Party may alter the Fax number, E-Mail address, physical address, or postage address to which communications or copies are to be sent by giving notice of such change of address to the other Parties in accordance with the provisions of this Section 9.15.

9.16        Best Efforts. Each Party shall cooperate in good faith with the other Parties generally, and in particular, the Parties shall use and exercise their best efforts, taking all reasonable, ordinary and necessary measures to ensure an orderly and smooth relationship under this Agreement, and further agree to work together and negotiate in good faith to resolve any differences or problems which may arise in the future. However, the obligations under this Section 9.16 shall not include any obligation to incur substantial expense or liability.

9.17        Definitional Provisions. For purposes of this Agreement, (i) those words, names, or terms which are specifically defined herein shall have the meaning specifically ascribed to them; (ii) wherever from the context it appears appropriate, each term stated either in the singular or plural shall include the singular and plural; (iii) wherever from the context it appears appropriate, the masculine, feminine, or neuter gender, shall each include the others; (iv) the words “hereof”, “herein”, “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement; (v) all references to “Dollars” or “$” shall be construed as being United States Dollars; (vi) the term “including” is not limiting and means “including without limitation”; and, (vii) all references to all statutes, statutory provisions, regulations, or similar administrative provisions shall be construed as a reference to such statute, statutory provision, regulation, or similar administrative provision as in force at the date of this Agreement and as may be subsequently amended.

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EXECUTION

IN WITNESS WHEREOF, this EXECUTIVE EMPLOYMENT AGREEMENT has been duly executed by the Parties in Orange County, California, and shall be effective as of and on the Effective Date. Each of the undersigned Parties hereby represents and warrants that it (i) has the requisite power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder; and, (ii) it is duly authorized and empowered to execute and deliver this Agreement.

KHARAZMI:	NUGENE:

NUGENE INTERNATIONAL, INC.,
/s/ M. Saeed Kharazmi	a Nevada corporation
M. SAEED KHARAZMI

DATED: 22 September 2016	BY:	/s/ Ali Kharazmi

	NAME:	Ali Kharazmi

	TITLE:	Chairman

	DATED:	22 September 2016

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